Pricing Supplement No. 21 dated July 14, 2003 (to Prospectus dated November 18, 2002 and Prospectus Supplement dated November 18, 2002)	Filed under Rule 424(b)(3) File No. 333-90316

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$750,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒
Original Issue Date:	July 21, 2003	Closing Date: July 21, 2003		CUSIP Number:	78442F AZ1
Maturity Date:	August 1, 2033	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes
Redeemable at the option of the Company:	☒ No	Redemption Price:	Not Applicable.
	☐ Yes	Redemption Dates:	Not Applicable.
Repayment at the option of the Holder::	☒ No	Repayment Price:	Not Applicable.
	☐ Yes	Repayment Dates:	Not Applicable.
Applicable to Fixed Rate Notes Only:
Interest Rate: 5.625%	Interest Payment Dates:	Each February 1st and August 1st during the term of the Notes, beginning February 1, 2004, subject to adjustment in accordance with the following business day convention.
Interest Accrual Method: 30/360	Interest Periods:
From and including the Closing Date, or the previous February 1st or August 1st, as the case may be, to and including the next succeeding January 31st or July 31st, as the case may be, with no adjustment to period end dates for accrual purposes.

Citigroup	Morgan Stanley
Joint Book-Running Managers

ABN AMRO Incorporated Banc One Capital Markets, Inc. JPMorgan Merrill Lynch & Co.	Banc of America Securities LLC Credit Suisse First Boston Lehman Brothers UBS Warburg
Co-Managers

July 14, 2003

MTN 0042

Form:	Book-entry.
Denominations:	$1,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agents:	The following agents are acting as underwriters in connection with this issuance.
Agents	Principal Amount of Notes
Morgan Stanley & Co. Incorporated	$300,000,000
Citigroup Global Markets Inc.	300,000,000
ABN AMRO Incorporated	18,750,000
Banc of America Securities LLC	18,750,000
Banc One Capital Markets, Inc.	18,750,000
Credit Suisse First Boston LLC	18,750,000
J.P. Morgan Securities Inc.	18,750,000
Lehman Brothers Inc.	18,750,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	18,750,000
UBS Warburg LLC	18,750,000

Total	$750,000,000
Issue Price:	99.025%.
Agents' Commission:	0.750%.
Net Proceeds:	$737,062,500.
Concession:	0.450%.
Reallowance:	0.250%.
CUSIP Number:	78442F AZ1
ISIN Number:	US78442F AZ18

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality
of the United States of America.

MTN 0042